Jonathan D. Wood as Chief Financial of
 Whitebox Advisors, LLC, Whitebox Convertible
Arbitrage Advisors, LLC, Whitebox Convertible
Arbitrage Partners, LP, Whitebox Convertible
Arbitrage Fund, L.P., Whitebox Convertible Arbitrage
Fund, Ltd., Whitebox Hedged High Yield Advisors, LLC,
Whitebox Hedged High Yield Partners, LP, Whitebox
Hedged High Yield Fund, L.P., Whitebox Hedged High
Yield Fund, Ltd., Whitebox Intermarket Advisors, LLC,
Whitebox Intermarket Partners, LP, Whitebox Intermarket
Fund, L.P., Whitebox Intermarket Fund, Ltd.,
AJR Financial,LLC, Pandora Select Advisors, LLC,
Pandora Select Fund, L.P., Pandora Select Fund, Ltd. and
Pandora Select Partners, L.P.